As filed with the Securities and Exchange Commission on December 20, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Assured Guaranty Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-0429991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd. Supplemental Employee Retirement Plan

Assured Guaranty Corp. Supplemental Executive Retirement Plan

(Full title of the plan)

Assured Guaranty Corp.

31 West 52nd Street

New York, New York 10019

Attn: General Counsel

(Name and address of agent for service)

(212) 974-0100

(Telephone number, including area code, of agent for service)

copy to:

Laura D. Richman

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate price	Amount of registration fee
Common Shares $.01 par value	1,500,000 shares	$13.03	$19,545,000	$2,240

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Shares reported on the New York Stock Exchange Composite Tape on December 14, 2011.

Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8, File No. 333-160008 (the “Prior Registration Statement”), is incorporated herein by reference. This Registration Statement covers 1,500,000 shares which, together with the 179,807 shares being carried forward from the Prior Registration Statement and upon which a fee has previously been paid, constitute the 1,679,807 shares registered for the Assured Guaranty Ltd. Supplemental Employee Retirement Plan and the Assured Guaranty Corp. Supplemental Executive Retirement Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)                                  Form 10-K for the year ended December 31, 2010, as amended by Amendment No. 1 to Form 10-K on Form 10-K/A.

(b)                                 Form 10-Q for the quarter ended March 31, 2011, as amended by Amendment No. 1 to Form 10-Q on Form 10-Q/A.

(c)                                  Form 10-Q for the quarter ended June 30, 2011, as amended by Amendment No. 1 to Form 10-Q on Form 10-Q/A.

(d)                                 Form 10-Q for the quarter ended September 30, 2011.

(e)                                  Form 8-K filed on March 7, 2011.

(f)                                    Form 8-K filed on April 8, 2011.

(g)                                 Form 8-K filed on April 22, 2011 (only the Form 8-K that was filed, as opposed to furnished, on such date).

(h)                                 Form 8-K filed on May 10, 2011 (only to the extent filed, as opposed to furnished).

(i)                                     Form 8-K filed on May 13, 2011.

(j)                                     Form 8-K filed on May 27, 2011.

(k)                                  Form 8-K filed on August 26, 2011 (with respect to Item 8.01).

(l)                                     Form 8-K filed on August 26, 2011 (with respect to Items 8.01 and 9.01).

(m)                               Form 8-K filed on October 18, 2011 (with respect to Items 4.02 and 9.01).

(n)                                 Form 8-K filed on October 18, 2011 (with respect to Item 8.01).

(o)                                 Form 8-K filed on November 29, 2011.

(p)                                 Form 8-K filed on December 9, 2011.

(q)                                 Description of Common Shares included in the Registration Statement on Form 8-A dated April 15, 2004 filed under Section 12 of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Bye-law 30 of Registrant’s Bye-Laws provides, among other things, that the directors and officers (such term to include for purposes of Bye-laws 30 and 31 any person appointed to any committee by the board of directors and any person who is or was serving the request of Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (and any person serving as a director, officer or employee of a subsidiary of the Registrant shall be deemed to be so serving of the request of the Registrant)) and the resident representative for the time being acting in relation to any of the affairs of Registrant or any subsidiary thereof and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of Registrant and every one of them, and their respective heirs, executors and administrators: (i) shall be indemnified and secured harmless out of the assets of Registrant from and against all actions, liabilities, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act by such person, or other person or a collective of persons (including, without limitation, the Board) or by the Registrant done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of fraud or dishonesty; (ii) shall not be liable for the acts, receipts, neglects or defaults of any other director or officer or other person, or for any loss or expense incurred by Registrant through the insufficiency or deficiency of title to any property acquired by the board of directors for or on behalf of Registrant, or for the insufficiency or deficiency of any security in or upon which any of the monies of Registrant is invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects is deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of the duties of his or her office, or in relation thereto, unless the same happens through fraud or dishonesty on his or her part; and (iii) shall be indemnified out of the assets of Registrant against all liabilities, costs, changes, losses, damages and expenses which any of them shall or may incur or sustain, by or by reason of any act, by such person, or other person or a collective of persons (including, without limitation, the board of directors), or by Registrant, done, concurred in or omitted (actual or alleged) in or about the execution of his, her or their duty, or supposed duty, or in his, her or their respective offices or trusts, in defending or appearing or giving evidence in any proceedings (such term to include, for the purposes of Bye-law 30, threatened proceedings, investigations and enquiries, whether by a regulatory authority, prosecutions authority or otherwise), whether civil or criminal, including where allegations of fraud and dishonesty are made against such indemnified person, and Registrant shall pay to or on behalf of such indemnified person any and all reasonable costs, charges and expenses associated in defending or appearing or giving evidence with respect to such indemnified person in such proceedings (including, without limitation, independent representation and counseling by an attorney or other professional selected by such indemnified person) as and when such liabilities, losses, costs and expenses are incurred, provided that, in the event of a finding of fraud or dishonesty (such fraud or dishonesty having been established in a final judgment or decree not subject to appeal), such indemnified person shall reimburse to Registrant all funds paid by Registrant in respect of liabilities, losses, costs and expenses of defending such proceedings. The provisions of Bye-law 30 (and Bye law 31) shall apply to, and for the benefit of, any person acting as (or with the reasonable belief that he or she will be appointed or elected as) a director, secretary, other officer, the resident representative, or liquidator or trustee in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election and to any person who is no longer, but at one time was, a director, secretary, other officer, resident representative or liquidator or trustee of Registrant. Bye-law 30 also permits the Registrant to purchase insurance for the benefit of directors, officers and employees against liabilities, costs, changes, losses, damages and expenses incurred in such capacity. Bye-law 30 is not exclusive of other rights indemnified persons may have. Bye-law 30 cannot be amended or repealed to the detriment of an indemnified person for a claim based on an act or failure to act that occurred prior to such amendment, repeal or termination.

Bye-law 31 of Registrant’s Bye-Laws provides that Registrant and each shareholder agree to waive any claim or right of action it might have, whether individually or by or in the right of Registrant, against any director, chairman, president, secretary, other officer, resident representative or liquidator or trustee of Registrant on account of any action taken by such director or other such person, or the failure of such director or other such person to take any action in the performance of his or her duties with or for Registrant or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or other such person.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Certain of Registrant’s executive officers have employment agreements that provide that they are entitled to indemnification in accordance with the Registrant’s Bye-Laws and other governing documents. In addition, Registrant has entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of Registrant’s directors or officers or is or was a director, officer, employee or agent of another entity at Registrant’s request or relating to anything done or not done by the indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors’ and officer’s liability insurance.

Registrant has purchased directors’ and officers’ liability insurance policies. Such insurance would be available to Registrant’s directors’ and officers’ in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers.

The Registrant expects that any underwriting agreement that it may enter in connection with the securities registered pursuant to this registration statement may contain provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Registrant against certain liabilities under the Securities Act of 1933, as amended.

Item 8.  Exhibits

See Exhibit Index which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 20, 2011.

Assured Guaranty Ltd.

By:	/s/ James M. Michener
James M. Michener
Its:	General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board; Director	December 20, 2011
Walter A. Scott

*	President and Chief Executive Officer	December 20, 2011
Dominic J. Frederico	(Principal Executive Officer); Director

*	Chief Financial Officer	December 20, 2011
Robert A. Bailenson	(Principal Financial Accounting Officer)

*	Director	December 20, 2011
Neil Baron

*	Director	December 20, 2011
Francisco L. Borges

*	Director	December 20, 2011
G. Lawrence Buhl

*	Director	December 20, 2011
Stephen A. Cozen

*	Director	December 20, 2011
Patrick W. Kenny

*	Director	December 20, 2011
Donald H. Layton

Signature	Title	Date

*	Director	December 20, 2011
Robin Monro-Davies

*	Director	December 20, 2011
Michael T. O’Kane

*	Director	December 20, 2011
Wilbur L. Ross, Jr.

*	Authorized Representative in the United States	December 20, 2011
Dominic J. Frederico

* By:	/s/ James M. Michener
James Michener
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1

Certificate of Incorporation and Memorandum of Association of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-111491), as amended)

4.2	Bye-laws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-111491), as amended)

4.3	Specimen Common Share Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-111491), as amended)

4.4	Assured Guaranty Ltd. Supplemental Employee Retirement Plan, as amended through the Second Amendment thereto	Furnished herewith

4.5	Assured Guaranty Corp. Supplemental Executive Retirement Plan as amended through the Third Amendment thereto	Furnished herewith

5.1	Opinion of Conyers Dill & Pearman Limited	Furnished herewith

23.1	Consent of PricewaterhouseCoopers LLP	Furnished herewith

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

24.1	Powers of Attorney	Furnished herewith

99.1	Form F-N	Furnished herewith